Exhibit 21.1

Subsidiaries of the Registrant

#	Name	Jurisdiction of Incorporation or Organization
1	Airport Energy Limited	United Kingdom
2	Airport Energy Services Limited	United Kingdom
3	Comma Oil & Chemicals Marketing BV	Netherlands
4	Comma Oil & Chemicals Marketing LLC	Russia
5	Commercial Lubrificants Moove Corp	United States of America
6	Cosan Cinco S.A.	Brazil
7	Cosan Lubrificantes e Especialidades S.A.	Brazil
8	Cosan Lubrificantes España S.L.U.	Spain
9	Cosan Lubrificantes S.R.L	Argentina
10	Cosan Paraguay Sociedad Anonima	Paraguay
11	Cosan U.S. Inc.	United States of America
12	Ilha Terminal Distribuição de Produtos Químicos Ltda	Brazil
13	Lubigrupo II - Comércio e Distribuição de Lubrificantes S.A.	Portugal
14	Millennium Moove Corp	United States of America
15	Moove Lubricants Limited	United Kingdom
16	Petrochoice Dynamo LLC	United States of America
17	Petrochoice Holdings INC	United States of America
18	Petrochoice LLC	United States of America
19	Petrochoice Transport	United States of America
20	Stanbridge Group Limited	United Kingdom
21	Techniques ET Technologies Appliquees SAS	France
22	The Lubricant Store LLC	United States of America
23	Tirreno Indústria e Comércio de Produtos Químicos LTDA	Brazil
24	Wessex Petroleum Limited	United Kingdom